Exhibit 10.4(d)

CENTURYTEL, INC.
BONUS LIFE INSURANCE PLAN
FOR
EXECUTIVE OFFICERS

I.	PURPOSE OF THE PLAN

Effective January 1, 2006, this Bonus Life Insurance Plan is established for the purpose of providing personal life insurance for each Executive Officer of CenturyTel, Inc. in excess of the Employer-provided group term life insurance with respect to which premiums are not subject to income tax.  The Plan is designed as a bonus plan for benefits to be provided during each Executive Officer's employment and as an unfunded deferred compensation plan for a select group of management or highly compensated employees for benefits to be provided after each Executive Officer's retirement on or after such Officer’s Normal Retirement Date or Disability.  The benefits provided hereunder replace the benefits previously provided under the split dollar life insurance agreements that were voluntarily relinquished by each Executive Officer and such Executive Officer’s Assignee, if any.  Life Insurance Premium Bonuses will be paid by the Employer with respect to 2 new Insurance Policies purchased or to be purchased by the Executive Officer.  If the Executive Officer previously assigned such Executive Officer’s rights under such Executive Officer’s split dollar agreement to an Assignee, the Life Insurance Premium Bonuses will be paid by the Employer with respect to the 2 new Insurance Policies purchased or to be purchased by the Assignee, unless the Executive Officer designates such Executive Officer or another Assignee as the owner of either or both of the Policies hereunder.  The Assignee will have all of the rights and obligations with respect to the Insurance Policies that the Executive Officer would have had if the Executive Officer owned the Insurance Policy or Policies.  Likewise, if an Executive Officer subsequently assigns either or both of such Insurance Policies, the Executive Officer’s Assignee shall have all of the rights and obligations with respect to the Insurance Policy or Policies that the Executive Officer would have if such Officer owned the Insurance Policies.  However, premium payments by the Employer shall constitute additional compensation income to each Executive Officer.

If an Executive Officer was not covered by a split dollar insurance agreement, such Executive Officer or such Officer’s Assignee or both can become a participant in the Plan by agreeing to participate, provided the Insurer’s underwriting standards then in effect permit it to issue the Insurance Policies providing death benefits with respect to such Executive Officer.

II.	DEFINITIONS

Annual Salary means the then current annualized base salary plus targeted bonus of an Executive Officer.

Assignee means the person or entity to whom or to which the Executive Officer assigned such Executive Officer’s interest in such Executive Officer’s split dollar agreement and insurance policies before the effective date of this Plan, or to whom or to which an Executive Officer assigns either or both of such Executive Officer’s Insurance Policies after the effective date of this Plan, including making the Assignee the initial owner of the Policy or Policies.  A copy of this Plan and the Summary Plan Description shall be delivered to the Assignee.

Compensation Committee means the Compensation Committee of the Board of Directors of CenturyTel, Inc.

Disability or Disabled means that, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, an Executive Officer is (i) unable to engage in any substantial gainful activity or (ii) receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Executive Officer’s Employer.  An Executive Officer will be deemed disabled if determined to be disabled in accordance with the Employer’s disability program, provided that the definition of disability under such disability insurance program complies with the definition in the preceding sentence.  Also, an Executive Officer will be deemed disabled if determined to be totally disabled by the Social Security Administration.

Employer means CenturyTel, Inc. and its affiliates.

Employer Provided Benefits means the Life Insurance Premium Bonuses and the Tax Gross-Up Bonuses.

Employer Provided Policy means an Insurance Policy or Policies insuring the life of the Executive Officer which provide for a death benefit equal to 2 times the Executive Officer’s Annual Salary minus the Employer-provided group life insurance benefit, rounded up to the nearest $1,000.

Executive Officer means each officer of CenturyTel, Inc. designated as an Executive Officer by CenturyTel, Inc.’s By-Laws.

Executive Officer Provided Policy means an Insurance Policy or Policies insuring the life of the Executive Officer which provide for a death benefit (i) equal to 2 times the Executive Officer’s Annual Salary or (ii) at the election of the Executive Officer, 1 times Annual Salary, upon such Executive Officer’s retirement on or after such Officer’s Normal Retirement Date.

Insurance Policy or Policies means, with respect to each Executive Officer, the Employer Provided Policy and the Executive Officer Provided Policy selected by the Plan Administrator for use in connection with the Plan either or both of which can be owned by either the Executive Officer or such Executive Officer’s Assignee.

Insurer means, with respect to any Insurance Policy, the insurance company issuing the Insurance Policy.

Life Insurance Premium Bonuses means premiums payable to the Insurer for the benefit of an Executive Officer (i) with respect to both Insurance Policies until the Executive Officer’s retirement on or after such Officer’s Normal Retirement Date and (ii) with respect to the Employer Provided Policy only upon an Executive Officer’s retirement on or after such Officer’s Normal Retirement Date.  Prior to the commencement of premium payments for the benefit of an Executive Officer with respect to each Insurance Policy, the Plan Administrator shall select and agree to the period of time over which it intends to pay premiums, the dates the premiums are payable and the amounts of such premiums, consistent with the terms of the Insurance Policies, such that the payments satisfy the specified time (or pursuant to a fixed schedule) requirement of Internal Revenue Code Section 409A(a)(2)(A)(iv) and proposed Treasury Regulations Section 1.409A-3(g) with respect to any deferral of compensation.  If the Executive Officer becomes Disabled before the Executive Officer’s eligibility for Employer-provided long term disability benefits ceases, such Officer shall be deemed to have continued active employment at such Officer’s then current Annual Salary until such Officer ceases to be eligible for continued long term disability benefits, and such Officer will be deemed to have retired after such Officer’s Normal Retirement Date at the same Annual Salary upon the cessation of such Officer’s eligibility for continued long term disability benefits.  Notwithstanding the above, if the Insurer refuses to underwrite an increase in death benefits to account for increases in an Executive Officer’s Annual Salary, the Life Insurance Premium Bonuses shall also not increase and the amount of death benefit under the Insurance Policies and the Plan shall be frozen at the then existing amounts.

Normal Retirement Date means, unless otherwise approved by the Plan Administrator, the date on which an Executive Officer goes from active to retirement status if such Executive Officer has at least reached such Officer’s 55th birthday and has at least 10 years of continuous, full time service.

Plan means this CenturyTel, Inc. Bonus Life Insurance Plan for Executive Officers.

Plan Administrator means the Compensation Committee, 100 CenturyTel Drive, Monroe, LA  71203.

Tax Gross-Up Bonuses means, with respect to each Executive Officer, a bonus each appropriate payroll period to an Executive Officer to take into account the Executive Officer's federal and state income and employment tax on such Officer’s Life Insurance Premium Bonuses and on the Tax Gross-Up Bonuses themselves, which bonuses shall be equal to a percentage of such Officer’s Life Insurance Premium Bonuses.  Such percentage shall be selected by the Plan Administrator and may be increased or decreased in the Plan Administrator's reasonable discretion, provided that the percentage selected must be designed to approximately pay the Executive Officer’s federal and state income and employment tax liability on such Officer’s Life Insurance Premium Bonuses and on the Tax Gross-Up Bonuses.

III.	BENEFITS

3.1           Employer Provided Benefits  Subject to the other terms and conditions of the Plan, the Employer shall pay each year the Employer Provided Benefits that are contemplated under the Plan.  The Employer shall not be required to pay any life insurance premium or otherwise support any benefits that are not expressly required under the Plan.

3.2           Executive Officer Provided Benefit  Upon the Executive Officer’s retirement on or after such Executive Officer’s Normal Retirement Date, such Executive Officer or Assignee shall be entitled, if the Executive Officer Provided Policy then permits, at the Executive Officer's sole cost and at no additional cost to the Employer, to maintain and pay all premiums with respect to the Executive Officer Provided Policy.  Upon such Officer’s retirement, the Employer shall bear none of the cost for such Executive Officer Provided Policy, and all premiums shall be paid to the Insurer directly by the Executive Officer or Assignee.  The Employer shall have no responsibility therefor.  If the Executive Officer or Assignee wishes, in addition to the Employer Provided Benefits, such Executive Officer or Assignee can pay premiums directly to the Insurer prior to such Executive Officer’s retirement.  Such premiums shall not be eligible for Tax Gross-Up Bonuses.

IV.	CONDITION FOR BENEFITS

As a condition to the receipt of benefits under this Plan, each Executive Officer and any Assignee of an Executive Officer agree to comply with all of such Executive Officer’s and Assignee’s obligations under the Plan and agree that such Executive Officer or Assignee must allocate premiums to investment vehicles under the Insurance Policies in the percentages selected by the Plan Administrator from time to time, and that such Executive Officer or Assignee must transfer funds among investment vehicles at such times as the Plan Administrator may direct.  Furthermore, each Executive Officer and Assignee agrees that such Executive Officer or Assignee shall not (a) surrender the Insurance Policies for their cash values, (b) obtain a loan or cash withdrawal from the policies, (c) collaterally assign the Insurance Policies to secure an indebtedness, (d) change the ownership of the Insurance Policies by endorsement assignment, modification or otherwise, (e) request settlement of the Insurance Policies’ proceeds on the maturity date, if any, under any method of settlement other than one which is in reference to the life of the Executive Officer, or (f) increase the death benefits payable under the Insurance Policies to exceed the death benefits provided for herein, unless, in any such case, the Executive Officer or Assignee first receives the written permission of the Plan Administrator.  The Plan Administrator will grant permission to the Executive Officer to borrow from the Insurance Policies, if permitted by its terms, for purposes of alleviating Hardship, as that term is defined in the Employer's 401(k) plan.  If the Executive Officer or Assignee does not comply with any of such prohibitions, the Employer’s obligations hereunder shall terminate.  As a condition to its obligations to each Executive Officer and Assignee under the Plan, the Employer is entitled to request and receive documentation substantiating the Executive Officer’s or Assignee’s compliance with the conditions of this Article IV, and to receive information regarding the amount of premiums due under the Executive Officer's Insurance Policies and summarizing the benefits payable thereunder.  The Executive Officer and any Assignee shall sign any authorization which may be required by the Insurer.  All conditions applicable to and obligations of the Executive Officer or Assignee hereunder shall cease with respect to the Executive Officer Provided Policy upon such Executive Officer’s Retirement on or after such Officer’s Normal Retirement Date, and such Executive Officer or Assignee, as owner, can exercise all rights with respect to such Policy.

V.	TERMINATION OF BENEFITS

The Employer's obligations to an Executive Officer and Assignee under this Plan shall terminate upon the earlier of (a) an event requiring termination under Article IV, (b) the Executive Officer's termination of employment for reasons other than Disability prior to the Executive Officer's Normal Retirement Date, or (c) the Executive Officer's death.  In the event of termination, the Executive Officer or Assignee, as owner of the Insurance Policies, can exercise all rights with respect thereto.

VI.	AMENDMENT, TERMINATION AND WAIVER

Subject to the provisions of any Change of Control agreement or provision, in its sole discretion, the Employer, acting through the Compensation Committee, shall have the right to amend and terminate the Plan.  After amendment, the Employer's future obligations and the Executive Officer's future rights shall be those stated in the amended Plan.  If the Employer amends or terminates the Plan so as to discontinue the Employer Provided Benefits relating to any Insurance Policy, the affected Executive Officer or Assignee shall have no further rights under the Plan with respect to such Policy, but as owner of the Insurance Policy, can exercise all rights with respect thereto.

VII.	OTHER PROVISIONS

7.1           Unfunded Plan An Executive Officer has only an unsecured right to receive Employer Provided Benefits hereunder as a general creditor of the Employer.

7.2           Nonassignability  An Executive Officer or such Officer’s Assignee shall have no right to assign, pledge (including as collateral for a loan or security for the performance of an obligation), encumber or transfer such Officer’s rights under this Plan.  Any attempt to do so shall be void.  Nothing in this Section shall prohibit an Executive Officer from assigning such Officer’s ownership in the Insurance Policies themselves, in which case the Executive Officer’s Life Insurance Premium Bonuses shall be with respect to the Insurance Policies owned by the Assignee.

7.3           No Employer Insurance Policy Rights The Employer shall have no rights in the Insurance Policies or in the death benefit thereunder, except as otherwise provided in Article IV.

7.4           No Employment Agreement   No provision of this Plan shall create an employment agreement between any Executive Officer and the Employer nor shall it constitute an amendment to any existing employment agreement.  All Executive Officers shall remain subject to discharge to the same extent as if the Plan had not been adopted.

7.5           Indemnification  The Employer shall indemnify and hold harmless, to the maximum extent permitted by its By-Laws, each fiduciary of the Plan (as defined in Section 3(21) of ERISA) who is an employee or who is an officer or director of the Employer from any claim, damage, loss or expense, including litigation expenses and attorneys' fees, resulting from such person's service as a fiduciary of the Plan, provided the claim, damage, loss or expense does not result from the fiduciary's gross negligence or intentional misconduct.

7.6           Demand For Benefits   In the event that an Executive Officer or such Officer’s successors ("Claimant") claims that the Employer Provided Benefits were or are not being paid hereunder, the Claimant can file a claim for benefits with the Plan Administrator.  The Plan Administrator shall accept or reject the claim within 30 days of its receipt.  If the claim is denied, the Plan Administrator shall describe in reasonable detail the reason for the denial in a written notice calculated to be understood by the Claimant, referring to the Plan provisions that form the basis of the denial.  If any additional information or material is necessary to perfect the claim, the Plan Administrator will identify these items and explain why such additional material is necessary.  If the Plan Administrator neither accepts or rejects the claim within 30 days, the claim shall be deemed denied.  Upon the denial of a claim, the Claimant may file a written appeal of the denied claim to the Plan Administrator within 60 days of the denial.  The Claimant shall have the opportunity to be represented by counsel and to be heard at a hearing.  The Claimant shall have the opportunity to review pertinent documents and the opportunity to submit issues and argue against the denial in writing.  The decision upon the appeal must be made before the later of (i) 60 days after receipt of the request for review, or (ii) 30 days after the hearing.  The Plan Administrator must set a date for such a hearing within 30 days after receipt of the appeal.  If the appeal is denied, the denial shall be in writing.  If an initial claim is denied, and the Claimant is ultimately successful upon appeal, all subsequent reasonable attorney's fees and costs of Claimant, including the filing of the appeal with the Plan Administrator and any subsequent litigation shall be paid by the Employer unless the failure of the Employer to pay the Employer Provided Benefits is caused by reasons beyond its control, including insolvency, bankruptcy or any judicial, regulatory or contractual impediments.

Notwithstanding the above, any claim for a death benefit under an Insurance Policy shall be filed with the Insurer on the form or forms prescribed for such purposes by the Insurer.  The Insurer shall have sole authority for determining whether a death claim shall or shall not be paid, in whole or in part, in accordance with the provisions of the Insurance Policy.

7.7           Insurer's Liability  The Insurer is not a party to this Plan.  The Insurer's obligations are set forth in the Insurance Policies.  The Insurer shall not be bound to inquire into or take notice of any of the provisions of this Plan.

7.8           Choice of Law  This Plan shall be governed by the laws of Louisiana.

7.9           Plan Administrator's Duties  The Plan Administrator shall be responsible for the management and administration of the Plan including the making of timely payments of Employer Provided Benefits.  The Plan Administrator shall have full power and authority to interpret and administer the Plan and, subject to the provisions herein set forth, to prescribe, amend and rescind rules and regulations and make all other determinations necessary or desirable for the administration of the Plan.  The decision of the Plan Administrator relating to any question concerning or involving the interpretation or administration of the Plan shall be final and conclusive, and nothing in the Plan shall be deemed to give any employee any right to participate in the Plan, except to such extent, if any, as the Plan Administrator may have determined or approved pursuant to the provisions of the Plan.  The Plan Administrator may (i) delegate all or a portion of the responsibilities of controlling and managing the operation and administration of the Plan to one or more persons and (ii) appoint agents, counsel or other representatives to render advise with regard to any of its responsibilities under the Plan, the costs of which shall be paid by the Employer.

7.10         Agreement to be Bound  Unless an Executive Officer or Assignee or both return the initial Employer Provided Benefit within 30 days of receipt by such Officer, such Officer’s Assignee, or the Insurer, such Executive Officer and any Assignee will be deemed to have perpetually and irrevocably agreed to be fully bound by all covenants, limitations, conditions, terms and other provisions of the Plan.  The Employer reserves the right to (i) request each Executive Officer and any Assignee to duly execute and deliver from time to time instruments that acknowledge that such Officer and any Assignee are fully bound by the Plan and (ii) withhold Employer Provided Benefits hereunder if such Officer and any Assignee do not sign such instrument.

7.11         Gender  All pronouns used herein shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

IN WITNESS WHEREOF, CenturyTel, Inc. has executed this Plan on this 1st day of January, 2006.

CENTURYTEL, INC.

By: /s/ R. Stewart Ewing, Jr.
Print Name: R. Stewart Ewing, Jr.
Title: EVP & CFO